Exhibit 3.1

THIRD AMENDMENT TO THE ARTICLES OF INCORPORATION OF

C-BOND SYSTEMS, INC.

The undersigned, the duly authorized secretary of C-Bond Systems, Inc., (the “Company”) hereby certifies, on behalf of the Company and not individually, that each of the following, is true on the date hereof:

1.	That the board of directors of the Company on June 30, 2020 duly approved the following proposed amendment to the Articles of Incorporation of the Company:

Article II, Section 1 of the Articles of Incorporation of the Company be deleted in its entirety and amended to read in full as follows:

“Section 1.1: Number. The aggregate number of shares which the Corporation shall have authority to issue is 4,998,000,000 Common Shares of one class, with unlimited voting rights, all with a par value of $0.001 per share and 2,000,000 Preferred Shares, all with a par value of $0.10 per share, to have such classes and preferences as the Board of Directors may determine from time to time.

2.	That the foregoing amendment of the Articles of Incorporation of the Company has been duly approved by the required vote of shareholders in accordance with the Colorado Revised Statutes, Articles of Incorporation and the Bylaws of the Company, each of which permits that any action that may be taken at a meeting of the stockholders may also be taken by the written consent of the holders of a majority of the total issued and outstanding shares of the Company entitled to vote on such matters. As of May 21, 2020, there were 131,322,516 shares of common stock issued and outstanding, with each share entitled to one vote, 173,094 shares of Series A Preferred Stock outstanding, with no voting rights, and 108 shares of Series B Preferred Stock outstanding, which convert into 10,895,696 shares of Common Stock with each share entitled to 50 votes. On May 21, 2020, the holders of shares of voting securities representing approximately 85% of the total issued and outstanding shares of the Company entitled to vote on such matters approved the foregoing amendment of the Articles of Incorporation of the Company.

3.	The foregoing amendment will be effective upon filing the Articles of Amendment with the Secretary of State of the State of Colorado.

/s/ Allison Tomek

Name: Allison Tomek

Title: Secretary

Date: June 30, 2020